EXHIBIT 16.1

January 15, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Pharmasset, Inc.’s statements included under the heading “Change in Independent Registered Public Accounting Firm” in its Form S-1, as amended, related to the registration of common stock and are in agreement with the statements contained therein, except for the third and fourth sentences of the first paragraph and the second paragraph in its entirety of which we have no basis to agree or disagree.

/s/ Ernst & Young LLP